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                                                                     Exhibit 2.1
                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made this 21st day of August, 1998, by and among Menley & James, Inc., a Delaware corporation (the "Company"), Menley & James Laboratories, Inc., a Delaware corporation (the "Subsidiary"), and Numark Laboratories, Inc., a Delaware corporation (the "Purchaser").


                               W I T N E S S E T H

                  WHEREAS, the respective Boards of Directors of the Company, the Subsidiary and the Purchaser have determined that it is in the best interests of the Company, the Subsidiary and the Purchaser and their respective stockholders for the Subsidiary to sell for cash substantially all of the Subsidiary's assets and assign substantially all of the Subsidiary's liabilities to the Purchaser upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Board of Directors of the Company has resolved to recommend the transaction set forth herein (the "Transaction") to the holders of its shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), and has determined (x) that the transaction is in the best interests of the holders of Company Common Stock and (y) to recommend that the holders of Company Common Stock adopt and approve this Agreement; and

                  WHEREAS, to induce the Purchaser to enter into this Agreement, the Purchaser has entered into a Stockholders' Agreement dated the date hereof (the "Stockholders' Agreement") with Warburg, Pincus Investors, L.P. and Lawrence D. White (together, the "Stockholders"), pursuant to which the Stockholders have agreed to, among other things, vote shares of Company Common Stock beneficially owned by them in favor of the adoption and approval of the Agreement, upon the terms and subject to the conditions set forth in the Stockholders' Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Subsidiary and the Purchaser hereby agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

                  Section 1.1. Assets to be Acquired. Subject to the terms and conditions contained herein, on the Closing Date (as defined in Section 8.4), the Subsidiary shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Subsidiary, all right, title and interest of the Subsidiary in and to all of the properties, assets, contracts, rights and choses in action of the Subsidiary, whether real, personal, or mixed, and whether tangible or intangible, other than the Excluded Assets, as defined herein (the "Purchased Assets"), including (without limitation):

                           1.1.1. Tangible Personal Property. All furniture,
fixtures, inventory (including, work-in-progress, raw materials, boxes, packaging and other supplies), machinery, and related equipment, spare parts, office equipment and other tangible personal property located at, or used in, intended for use in or required to be used in, connection with the operation of, the Subsidiary's business, including any items purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Tangible Personal Property");
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                           1.1.2. Personal Property Leases. All leases, whether
capitalized or otherwise, of Tangible Personal Property, together with any options to purchase the underlying property, used in, intended for use in or required to be used in, connection with the operation of, the Subsidiary's business;

                           1.1.3. Accounts Receivable, Cash and Cash
Equivalents. All accounts receivable and unbilled orders of the Subsidiary as of the Closing Date, and all cash and cash equivalents, prepaid expenses, credits and unused allowances of the Subsidiary as of the Closing Date, except to the extent such assets are Excluded Assets;

                           1.1.4. Contracts. All contracts, agreements
arrangements, instruments and documents to which the Subsidiary is a party relating to the Purchased Assets or otherwise appurtenant to the Subsidiary's facilities or used in, intended for use in or required to be used in, connection with the operation of the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.5. Intangible Property. All intellectual property
and other intangible property used in, intended for use in or required to be used in connection with the operation of the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.6. Permits. All permits, approvals, regulatory
licenses and applications used in, intended for use in or required to be used in, connection with the operation of the Subsidiary's business;

                           1.1.7. Bank, Investment and Other Accounts. All
property located in any bank, investment or other account maintained with a third party which is used by, intended for use by or required to be used by, the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.8. Insurance Policies. All insurance policies
(including recall insurance policies) used in, intended for use in or required to be used in, connection with the operation of the Subsidiary's business and all rights under insurance policies previously maintained in connection with the operation of the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.9. Licenses. All licenses used in, intended for
use in or required to be used in, connection with the operation of the Subsidiary's business;

                           1.1.10. After Acquired Property. All of the assets,
whether real, personal, or mixed, and whether tangible or intangible, acquired by the Subsidiary after the date hereof and prior to the Closing Date and which are located at, or used or intended for use at, any of the Subsidiary's facilities or in the Subsidiary's business and which are owned by the Subsidiary on the Closing Date, except to the extent such assets are Excluded Assets;

                           1.1.11. Goodwill. All goodwill of the Subsidiary
generated by the business of the Subsidiary;

                           1.1.12. Software, etc.. To the extent transferable,
all computer software, computer databases, computer programs, application software, source codes, and object codes owned by the Subsidiary and used, or held for use, by the Subsidiary in connection with the operation of the Subsidiary's business;

                           1.1.13. Books and Records. All data, books, records,
manuals, standard operating procedures, correspondence, production records, employment records (but only with respect to employees of the Company or the Subsidiary hired by the Purchaser immediately after the Closing), dealer and distribution lists, credit information, customer relation information of the

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Subsidiary, in each case relating to the business of the Subsidiary and in the possession of the Company or the Subsidiary, and any other confidential or proprietary information of the Subsidiary and pertaining to its business (the "Books and Records"); and

                           1.1.14. Regulatory Filings. All records relating to
regulatory filings, inspection reports and correspondence relating thereto (the "Regulatory Filings"), including but not limited to food and drug administration application(s), sales, distribution, advertising and marketing, including all market research, artwork, advertising, marketing concepts, marketing materials and market measurement data associated with the Subsidiary's products, and the Company's and the Subsidiary's files, logs and other records, including accounting records specifically relating to the operation of the Subsidiary's business, but not including any corporate books or records of the Subsidiary.

Additionally, subject to the terms and conditions contained herein, on the Closing Date, the Company shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Company, all right, title and interest of the Company in and to the trademark "AquaCare".

                  Section 1.2. Excluded Assets. Specifically excluded from the assets sold and purchased pursuant hereto (the "Excluded Assets") are the following assets and property of the Subsidiary:

                           (a) cash or cash equivalents on hand at the Closing
(as defined in Section 8.4 below) in the amount of $2.0 million (less the amount actually paid between the date hereof and the Closing Date with respect to the Excluded Liabilities referred to in Sections 3.1.2(a) and 3.1.2(c) below) (the "Excluded Cash");

                           (b) the lease for the property known as Commonwealth
Corporate Center, 100 Tournament Drive, Horsham, Pennsylvania 19044 (the "Office Lease");

                           (c) the officers and directors liability insurance
policies held for the benefit of the directors and certain officers of the Company;

                           (d) the product liability insurance policies of the
Company and the Subsidiary (as to which the Purchaser shall be named as an additional insured in accordance with and pursuant to Section 8.3.3 below);

                           (e) the automobile leases and that certain office
equipment lease (and the automobiles and equipment subject thereto) set forth on
Schedule 1.2(d); and

                           (f) the corporate names "Menley & James, Inc." and
"Menley & James Laboratories, Inc.," and all rights to sue for infringement or other violations of the foregoing.

                  Section 1.3. Non-Transferable Assets.

                           1.3.1. Subject to the provisions of 1.3.3 below, to
the extent that any asset which would otherwise be a Purchased Asset is not capable of being sold, assigned, transferred, conveyed or delivered without obtaining a consent, or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would result in a breach of or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under, or give rise in favor of any third party any right of cancellation or termination of, or result in the creation of any lien or encumbrance on any of the properties or assets of the Subsidiary) any contract or license relating specifically to such Purchased Asset, or a violation of any law or permit, or would result in the imposition of any additional material liability or obligation on the Company or the Subsidiary on the one hand, or on the Purchaser or the Purchaser's affiliates on the other hand, or a material diminution in the value or use of


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such Purchased Asset, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Purchased Asset or an attempted sale, assignment, transfer, conveyance or delivery thereof, nor shall it constitute an assumption of any liability or obligation under any contract relating specifically to such Purchased Asset. Any such Purchased Asset and any contract or permit which relates exclusively to any such Purchased Asset or Assets shall be a "Non-Transferable Asset."

                           1.3.2. To the extent any contract, license or permit
relates to both a Purchased Asset and a Non-Transferable Asset, the parties shall reasonably cooperate to provide the Purchaser with the benefit of such contract, license or permit with respect to such Purchased Asset or Non-Transferable Asset, as appropriate.

                           1.3.3. Anything in this Agreement to the contrary
notwithstanding, the Subsidiary shall not be obligated to sell, assign, transfer, convey or deliver, or cause to be sold, assigned, transferred, conveyed or delivered to the Purchaser or the Purchaser's Affiliates, and the Purchaser shall not be obligated to purchase, any Non-Transferable Asset without first having obtained all required consents, removed or eliminated any such potential default or prevented the imposition of significant liability or obligation, or substantive diminution in value or use. Both before and after Closing, the Subsidiary shall use reasonable efforts, and the Purchaser shall cooperate with the Subsidiary, to obtain any required consents, to remove or eliminate any such potential default or to prevent the imposition of any such liability or obligation or any such diminution in value or use so as to transfer each such Non-Transferable Asset to the Purchaser without adversely modifying, amending or burdening such Non-Transferable Asset.

                  Section 1.4. Obligations for Non-Transferable Assets. To the extent that at Closing there is any Non-Transferable Asset, the Subsidiary, from and after Closing, at the cost and expense of the Purchaser, shall reasonably cooperate with the Purchaser in any lawful arrangement designed to provide the benefit of such Non-Transferable Asset to the Purchaser, and the Purchaser, so long as such benefit is so provided, shall satisfy or perform any liabilities or obligations under or in connection with such Non-Transferable Asset.

                  Section 1.5. Post Closing Transfers. At any time after Closing, if any Non-Transferable Asset becomes capable of being sold, assigned, transferred, conveyed or delivered to the Purchaser or, if the benefit can be provided to the Purchaser without the required consent of any third party, and if such sale, assignment, transfer, conveyance or delivery, or the provision of such benefit would not result in any breach of or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under, or give rise in favor of any third party any right of cancellation or termination of, or result in the creation of any lien or encumbrance on any of the properties or assets of the Subsidiary) any contract or license, or a default under any law or permit, or result in the imposition of any material additional liability or obligation on the Company or the Subsidiary on the one hand, or on the Purchaser or the Purchaser's affiliates on the other hand, or a material diminution in the value or use of such asset, or if the Purchaser shall so request and shall provide the Company with indemnities reasonably satisfactory to the Company and the Subsidiary as to imposition of liability or obligations on the Company and the Subsidiary by reason of such transfer or the provision of such benefit, then, at such time, the Subsidiary shall sell, assign, transfer, convey and deliver to the Purchaser, or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, or provide to the Purchaser the benefit of, such asset and, if such asset is a contract, license or permit, the Purchaser shall assume the liabilities and obligations of the Subsidiary thereunder. The Purchaser and the Subsidiary shall execute such further instruments, bills of sale or other documents or conveyances necessary to effectuate the purpose of the immediately preceding sentence.


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

                                   ARTICLE II
                                 PURCHASE PRICE

         The Purchase Price shall be determined and payable in accordance with this Article II.

                  Section 2.1. Purchase Price. At the Closing, the Purchaser shall pay a purchase price of $12,930,000, subject to adjustment as provided in
Section 2.2 hereof (the "Purchase Price"). The Purchase Price shall be paid in the following manner: (a) $500,000 in cash deposited pursuant to the escrow agreement in substantially the form of Exhibit A attached hereto (the "Escrow Agreement") with an escrow agent mutually acceptable to the parties, to be reserved for any Purchase Price Adjustment as provided in Section 2.2 hereof (the "Escrow"); and (b) $12,430,000 by wire transfer of immediately available funds to such accounts as shall be designated by the Subsidiary at least 3 business days prior to the Closing Date. The Company acknowledges that it will receive substantial benefit from the Purchase Price being paid to the Subsidiary and, accordingly, no additional consideration shall be paid to the Company for the transfer of its right, title and interest in and to the trademark "AquaCare".

                  Section 2.2. Adjustment of Purchase Price.

                           2.2.1. As soon as practicable following the Closing
Date, but not later than sixty (60) days after the Closing Date, the Company, at its expense, shall cause to be delivered to the Purchaser an unaudited balance sheet of the Subsidiary as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis with the unaudited balance sheet of the Company as of May 31, 1998. In the event that the Closing Date Net Assets (as defined below) as finally determined pursuant to this Section 2.2 are less than $8,846,000, the Purchase Price will be reduced, on a dollar for dollar basis, for the amount of such difference. In the event that the Closing Date Net Assets as finally determined pursuant to this Section 2.2 are more than $8,846,000, the Purchase Price will be increased, on a dollar for dollar basis, for the amount of such excess. In no event, however, shall any reduction or increase in the Purchase Price exceed $500,000. Such reduction or increase in the Purchase Price shall be referred to herein as the "Purchase Price Adjustment." The Closing Date Balance Sheet delivered to the Purchaser shall be accompanied by the Company's calculation of the Purchase Price Adjustment. For purposes hereof, "Closing Date Net Assets" means the amount, calculated as of the Closing Date, equal to: (x) the sum of the following assets: (1) cash and cash equivalents (including the Excluded Assets),
(2) accounts receivable, net, (3) inventory, net, (4) prepaid expenses, and (5) property and equipment net; minus (y) the sum of the following liabilities (without regard to the Excluded Liabilities): (1) accounts payable and (2) accrued expenses.

                           2.2.2. Notice of Disagreement. The Closing Date
Balance Sheet and the Company's calculation of the Purchase Price Adjustment shall become final and binding upon the Purchaser unless the Purchaser delivers a written notice of disagreement in respect of the Closing Date Balance Sheet or the Purchase Price Adjustment (a "Notice of Disagreement") to the Company prior to the fifteenth Business Day following the receipt by Purchaser of the Closing Date Balance Sheet and the Purchase Price Adjustment. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted in respect of the Closing Date Balance Sheet or the Purchase Price Adjustment. During a period of ten (10) days following the receipt by the Company of a Notice of Disagreement, if any, from the Purchaser, the parties in good faith shall attempt to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. If at the end of the aforesaid 10-day period, the parties have reached agreement with respect to all matters covered by a Notice of Disagreement, the Closing Date Balance Sheet or the Purchase Price Adjustment shall be adjusted to reflect such written agreement and shall become final and binding upon the Company, the Subsidiary and the Purchaser. If at the end of the aforesaid 10-day period, the parties shall have failed to reach written agreement with respect to all matters covered by a Notice of Disagreement, then all such matters as to which written agreement has


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`
not been reached (the "Disputed Matters") may be submitted, by either the Purchaser, on the one hand, or the Company and the Subsidiary, on the other hand, to and reviewed by an arbitrator (the "Arbitrator") which shall be a national accounting firm jointly selected by the Purchaser and the Company and not used by any party during the three-year period prior to the date of this Agreement.

                           2.2.3. Arbitration of Disputed Matters. Each party
shall promptly submit to the Arbitrator a written statement summarizing each of the Disputed Matters, such party's proposed resolution of each Disputed Matters, and outlining the methodology utilized by such party in reaching the resolutions reached by such party with respect to each Disputed Matter. Following the Arbitrator's review of the written statements, each party shall have an opportunity to make a brief oral presentation in support of that party's written statement, and may respond to the Arbitrator's questions, if any. The Arbitrator shall consider only the Disputed Matters and the Arbitrator shall act promptly to resolve all Disputed Matters and, in any event, within forty-five (45) days after its appointment as Arbitrator. Upon resolution by the Arbitrator of all Disputed Matters, the Arbitrator shall prepare and deliver to the Purchaser and the Company the final Closing Date Balance Sheet and the final Purchase Price Adjustment (both of which shall be binding upon the Company, the Subsidiary and the Purchaser). The expenses of the Arbitrator shall be borne equally by the Company and the Purchaser unless the Arbitrator determines that one of the parties has not proceeded in good faith with respect to the matter submitted for arbitration, in which case such party shall fully bear the expenses of the Arbitrator. Judgment upon the award of the Arbitrator may be entered by any state or federal court of competent jurisdiction.

                           2.2.4. Payment of Purchase Price Adjustment. Any
Purchase Price Adjustment under this Section 2.2 shall be satisfied (x) within three (3) business days following the delivery of the Closing Date Balance Sheet, or (y) in the event a Notice of Disagreement is delivered, within three
(3) Business Days following the date on which (1) the parties execute a written agreement adjusting the Closing Date Balance Sheet and the Purchase Price Adjustment, or (2) with respect to any Disputed Matter, the Arbitrator delivers to the parties a final determination of the Closing Date Balance Sheet and the Purchase Price Adjustment. If the Purchase Price Adjustment is a reduction in the Purchase Price, such Purchase Price Adjustment shall be satisfied with funds from the Escrow. If the Purchase Price Adjustment is an increase in the Purchase Price, such Purchase Price Adjustment shall be paid by the Purchaser by wire transfer of immediately available funds to such accounts as shall be designated by the Company; provided, however, that if the Purchaser fails to pay the Purchase Price Adjustment within five (5) business days, such amounts shall accrue interest at the "Prime Rate" of interest as published by The Wall Street Journal on the Closing Date until paid in full.

                           2.2.5. Release of Escrow Funds. Any funds held by the
Escrow after payment of the Purchase Price Adjustment shall be disbursed immediately to the Company.

                  Section 2.3. Allocation of Purchase Price. The Purchase Price shall be allocated in the manner set forth on Schedule 2.3 attached hereto. The Purchaser and the Company will file all tax returns and reports, including IRS Form 8594, in accordance with this Section 2.3 and neither party will take a contrary position for federal, state or local tax purposes that is not consistent with this Section 2.3 and the specific allocations set forth in Form 8594 on any tax return or any documents filed by any of said parties with federal, state or local authorities.

                  Section 2.4. Audited Balance Sheet. The Company shall cause to be delivered, as soon as it is available, an audited consolidated balance sheet of the Company as of September 30, 1998, accompanied by an opinion of Ernst & Young LLP, which balance sheet shall be prepared from the books and records of the Company and the Subsidiary in accordance with generally accepted accounting principles consistently applied and maintained throughout the applicable period since the last audited balance sheet of the Company as of December 31, 1997.


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                                   ARTICLE III
                             LIABILITIES OF SELLERS

                  Section 3.1.  Assignment and Assumption of Liabilities.

                           3.1.1. Liabilities. At the Closing, the Subsidiary
shall assign, and from and after the Closing, the Purchaser shall assume and be obligated to pay and perform, all of the liabilities and obligations of the Subsidiary (whether known or unknown, accrued, absolute, contingent or otherwise), except Excluded Liabilities as defined in Section 3.1.2 (the "Assumed Liabilities"), including, but not limited to the following:

                                    (a) all liabilities and obligations set
forth on or reserved against the June 30, 1998 balance sheet of the Company attached hereto as Schedule 3.1.1(a) (the "Balance Sheet");

                                    (b) all liabilities and obligations of the
Subsidiary incurred since June 30, 1998 (the "Balance Sheet Date") and until and including the Closing Date; and

                                    (c) all liabilities of the Subsidiary under
any contract, agreement, license, permit, commitment or agreement entered into on or before the Closing Date;

                                    (d) all liabilities and obligations of the
Subsidiary arising from or out of any permit or similar governmental authorizations in effect before, or in existence on, the Closing Date;

                                    (e) all liabilities arising from or out of
any conduct by or on behalf of the Subsidiary on or prior to the Closing Date which constitutes a default or violation of any term, condition or provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Subsidiary;

                                    (f) all liabilities and obligations of the
Subsidiary for claims or litigation, which is pending or threatened against the Subsidiary on or prior to the Closing Date, or which is brought or threatened to be brought against the Subsidiary after the Closing Date, relating to facts and circumstances occurring on or prior to the Closing Date;

                                    (g) all liabilities and obligations of the
Subsidiary for any Taxes (as defined below) with respect to periods ending on or prior to the Closing Date; and

                                    (h) all liabilities arising from or based on
any tortious, unlawful or other conduct of the Subsidiary or any of its officers, directors, shareholders, employees, contractors or agents (in their respective capacities as such), including without limitation, liabilities based upon theories of strict liability, product liability, breach of warranty, negligence or misrepresentation (other than claims by employees for those items which constitute an Excluded Liability under Section 3.1.2(a), (d) and (f) below).

The Purchaser shall also be obligated to pay and perform, and shall be responsible for, all liabilities and obligations incurred in connection with the ownership and operation of the Purchased Assets from and after the Closing.

                           3.1.2. Excluded Liabilities. The Purchaser does not
and will not assume or become obligated to pay or perform the liabilities or obligations of the Subsidiary set forth below (all such liabilities and obligations being called collectively the "Excluded Liabilities"). The Excluded Liabilities are limited to the following:

                                    (a) all amounts payable to the Subsidiary's
officers, directors and employees that become payable as a result of the Transaction or a change of control of the Subsidiary, or that may become payable as a result of termination of any such individual's status as an officer, director or employee, including accrued vacation, sick pay and employee benefits and perquisites;

                                    (b) the Office Lease and the leases set
forth on Schedule 1.2(d);

                                    (c) all costs and expenses incurred by the
Company or the Subsidiary in connection with the Transaction, including, without limitation, accounting, legal, printing and investment banking fees (the "Company Transaction Costs");

                                    (d) all liabilities to employees, based on
actions or omissions of the Company, the Subsidiary or its employees occurring on or prior to the Closing Date, including accrued vacation, sick pay and employee benefits and perquisites;

                                    (e) all costs associated with the
cancellation of any options, warrants, or convertible or exchangeable securities issued by the Company;

                                    (f) all liabilities to the stockholders of
the Company in connection with the costs of investigating, defending against and settling claims and suits brought by its stockholders; and

                                    (g) all liabilities under any Pennsylvania
bulk sales statutes.

                           3.1.3. Indemnification for Liabilities. From and
after the Closing Date, the Company and the Subsidiary, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, and its stockholders, directors, officers and affiliates (collectively, the "Purchaser Indemnified Parties"), and the Purchaser shall indemnify, defend and hold harmless the Company and the Subsidiary, and their respective stockholders, directors, officers and affiliates (collectively the "Seller Indemnified Parties"), from and against any and all claims, suits, investigations, proceedings, judgments, losses, damages (whether direct, consequential or special), diminution in value, costs and expenses (including, without limitation, costs and expenses incurred in investigating, defending or settling any claims, suits, investigations or proceedings, such as the fees, expenses and disbursements of counsel, accountants and other experts) which a Purchaser Indemnified Party or a Seller Indemnified Party, respectively, may sustain, suffer or incur, resulting from, related to, or arising out of the failure of the Subsidiary or the Purchaser, respectively, to perform their obligations under Sections 3.2 and 3.1, respectively. Any Person seeking indemnification hereunder shall promptly give the other party written notice of the matter as to which indemnity is sought; provided, however, the failure to provide such notice shall not relieve the indemnifying party of its obligation to indemnify hereunder, except to the extent it is finally determined that such indemnifying party was actually prejudiced by any such failure. The indemnifying party shall have the right to control the defense, at its own cost and expense, of any such matter as to which indemnification by it is sought hereunder; provided, however, the indemnified parties shall have the right to participate in such defense, with counsel of its own choosing, and at its own cost and expense; provided, further, that if the indemnifying party fails to notify the indemnified parties within 10 Business Days after receipt of such notice of indemnification that it will defend such matter, then the indemnified parties may control the defense thereof, with counsel of its own choosing, but at the sole cost and expense of the indemnifying party (it being understood that, with respect to each matter as to which indemnity is sought, in no event shall an indemnifying party be responsible for more than one counsel for all indemnified parties in such matter, together with such local counsel as may be necessary or appropriate). In the event that any party controlling the defense of a particular matter as to which indemnification has been sought shall seek to compromise or settle such matter, the indemnified parties shall have the right to approve any such compromise or settlement unless such compromise or settlement involves solely



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the payment of damages which will be paid solely by the indemnifying party, and includes a full and complete release of liability for the indemnified party, in which case no approval of the indemnified party shall be required.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Company as follows:

                  Section 4.1. Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on the Purchaser. When used in connection with the Purchaser, the term "Material Adverse Effect" means any change in or effect on the business of the Purchaser and its subsidiaries that is or is reasonably likely to be materially adverse to (i) the business, properties, result of operations, condition (financial or otherwise) or regulatory status of the Purchaser and its subsidiaries taken as a whole, or (ii) the ability of the Purchaser to consummate the Transactions contemplated hereby.

                  Section 4.2. Authority Relative to this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the documents, agreements, and instruments to be executed, delivered and performed by the Purchaser in connection with this Agreement (the "Collateral Documents") by the Purchaser and the consummation by the Purchaser, of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceeding is necessary for the execution and delivery by the Purchaser of this Agreement or any of the Collateral Documents to which the Purchaser is a party, including the approval of the stockholders of the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the Transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  Section 4.3. No Conflict; Required Filings and Consents. (a) The execution and delivery by the Purchaser of this Agreement and the Collateral Documents to which the Purchaser is a party do not, and the performance by the Purchaser thereof (including the consummation of the Contemplated Transactions) will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of the Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Purchaser pursuant to, any contract, instrument, permit, license or franchise to which the Purchaser is a party or by which the Purchaser or any of its property is bound or affected; except, in each case, for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

                           (b) The Purchaser is not required to submit or obtain
any notice, permit, consent, authorization, approval, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or any of the Collateral Documents to which the Purchaser is a party, or the consummation of the Transactions contemplated hereby and thereby. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement or any of the Collateral Documents to which the Purchaser is a party.

                  Section 4.4. Financing. The Purchaser has received and entered into a commitment letter from Summit Bank, an accurate and complete copy of which has been made available to the Company (the "Financing Commitment"). The Purchaser will have, on the Closing Date, the funds available to it sufficient to pay the Purchase Price (including any increases thereto pursuant to Section
2.2 hereof) in accordance with the terms of this Agreement.

                  Section 4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser.

                  Section 4.6. Offer Documents; Proxy Statements. None of the information to be supplied in writing by the Purchaser, its officers, directors, representatives, agents or employees, specifically for inclusion in the Proxy Statement (as defined in Section 5.13), or in any amendments thereof or supplements thereto (the "Purchaser Information"), will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting (as defined in Section 5.13) or at the Closing, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, the Purchaser does not make any representation or warranty with respect to any information, other than the Purchaser Information, including, without limitation, information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing document.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth on the Company Disclosure Schedule previously delivered by the Company to the Purchaser (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Purchaser as follows:

                  Section 5.1. Organization and Qualification; Subsidiaries. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and the Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). When used in connection with the Company or its Subsidiary, the term "Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiary that is or is reasonably likely to be materially adverse to (i) the business, the Purchased Assets, results of operations, condition (financial or otherwise) or regulatory status of the Subsidiary taken as a whole, or (ii) the ability of the Company or the Subsidiary to consummate the Transactions contemplated hereby. Other than the Subsidiary, the Company does not own or control an equity interest in any other entity.

                  Section 5.2. Certificate of Incorporation and By-Laws. Each of the Company and the Subsidiary has made available to the Purchaser a complete and correct copy of its Certificate of Incorporation and By-Laws, each as amended to the date hereof. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither the Company nor its Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

                  Section 5.3. Authority Relative to this Agreement. Each of the Company and the Subsidiary has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Transaction, to carry out its obligations hereunder. The execution, delivery and performance by each of the Company and the Subsidiary of this Agreement and the Collateral Documents to which it is a party, and the consummation by each of the Company and the Subsidiary of the Transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of the Company and the Subsidiary, subject to the approval of the Transaction by the Company's stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by each of the Company and the Subsidiary and constitutes a legal, valid and binding obligation of each of the Company and the Subsidiary, enforceable against each of the Company and the Subsidiary in accordance with its terms.

                  Section 5.4. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of the Company and the Subsidiary do not, and the performance of this Agreement by each of the Company and the Subsidiary will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or its Subsidiary, as applicable, or by which the Company's or the Subsidiary's respective properties are bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the Subsidiary, as applicable, or
(iii) except as set forth on Schedule 5.4 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Subsidiary pursuant to, any contract, instrument, permit, license or franchise to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary, or the Subsidiary's property, as applicable, is bound or affected; except in each of clauses (i) and (iii), for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

                           (b) Except for applicable requirements, if any, of
the Exchange Act, neither the Company nor the Subsidiary is required to submit or obtain any notice, permit, consent, authorization, approval, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company or the Subsidiary in connection with its execution, delivery or performance of this Agreement.

                  Section 5.5. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997, and has heretofore made available to the Purchaser, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997, respectively, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1997 and (iv) all other reports or registration statements (other than Reports on Form 10-Q referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1997 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Subsidiary is not required to file any statements or reports with SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

                           (b) The consolidated financial statements contained
in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of operations and consolidated statements of cash flows of the Company and the Subsidiary for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                           (c) Except as reflected or reserved against in the
consolidated financial statements contained in the SEC Reports, and except as described on Schedule 5.5 of the Company Disclosure Schedule, the Subsidiary has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which were not incurred in the ordinary course of business consistent with past practice. As of the date hereof, neither the Company nor the Subsidiary has any outstanding borrowings under the Credit Facility (as defined in Section 5.7 below).

                  Section 5.6. Absence of Certain Changes or Events. Since January 1, 1998, the Subsidiary has conducted its business only in the ordinary course and in a manner consistent with past practice. Except as contemplated in this Agreement, as previously disclosed in the SEC Reports or as otherwise disclosed on a Schedule to this Agreement, since January 1, 1998, there has not been:

                           5.6.1. any Material Adverse Effect on the Subsidiary;

                           5.6.2. any strike, picketing, work slowdown or other
labor disturbance involving employees of the Subsidiary;

                           5.6.3. any damage, destruction or loss (whether or
not covered by insurance) with respect to any material portion of the assets of the Subsidiary;

                           5.6.4. any redemption or other acquisition of Company
Common Stock by the Company or any capital stock of the Subsidiary or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock or the capital stock of the Subsidiary;

                           5.6.5. any mortgage, pledge, security interest or
imposition of lien or other encumbrance on any asset of the Subsidiary;

                           5.6.6. any change by the Company in accounting
principles or methods except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports;

                           5.6.7. any transaction not in the ordinary course of
business of the Subsidiary, including, without limitation, any sale of all or substantially all of the assets of the Subsidiary or any merger of the Subsidiary and any other entity;

                           5.6.8. any unfulfilled commitments requiring
expenditures by the Subsidiary exceeding $50,000 (excluding commitments expressly described elsewhere in this Agreement, the Schedules hereto or the Company Disclosure Schedule or which were undertaken in the ordinary course of business consistent with past practice);

                           5.6.9. any revaluation of any assets or material
write down of the value of any inventory;

                           5.6.10. any loan or payment to any stockholder of the
Subsidiary or the Company (other than loans or payments from the Subsidiary to the Company in the ordinary course of business consistent with past practices);

                           5.6.11. any amendment to the Subsidiary's Certificate
of Incorporation or By-laws;

                           5.6.12. any (a) disposition of or lapse of any
material patent, trademark, trade name, service mark or copyright or any application for the foregoing, (b) disposition of any material technology, software or know-how, or (c) disposition of any license, permit or authorization to use any of the foregoing or any other material right;

                           5.6.13. any discharge or satisfaction of any lien or
encumbrance or payment or cancellation of any liability, other than payment of current liabilities in the ordinary course of business consistent with past practice;

                           5.6.14. any cancellation of any debt owed to the
Subsidiary or waiver or release of any material contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business which do not exceed $50,000 in the aggregate;

                           5.6.15. any incurrence of indebtedness for borrowed
money or any commitment to borrow money, any capital expenditure or capital commitment requiring an expenditure of monies in the future, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others entered into, by the Subsidiary, other than transactions in the ordinary course of business and not in excess of $100,000; or

                           5.6.16. any agreement or understanding to take any of
the actions described above in this Section 5.6.

                  Section 5.7. Title to Property. The Subsidiary has good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by it, free and clear of all liens, security interests, claims, encumbrances, options, rights to purchase and charges, excluding (i) liens for fees, taxes, levies, imposts, duties or governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, (ii) liens for mechanics, materialmen, laborers, employees, suppliers or other liens arising by operation of law for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies, (iv) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property, (v) a security interest in favor of First Union National Bank (successor to CoreStates Bank, N.A., successor to Meridian Bank) created in connection with a credit facility (the "Credit Facility"), and (vi) liens or defects in title or leasehold rights that, in the aggregate, do not and will not have a Material Adverse Effect. The only assets which the Company owns are (A) the equity interests in the Subsidiary and (B) certain trademarks involving the "AquaCare" brand.

                  Section 5.8. Brand Intellectual Property. The Subsidiary is the beneficial owner of all right, title and interest in the Brand Intellectual Property (as such term is defined below) and the registered owner of all right, title and interest in the items listed on Schedule 5.8 of the Company Disclosure Schedule, except as otherwise noted therein, and has the right to use, license, sublicense or assign the Brand Intellectual Property without liability to, or any requirement to obtain the consent of, any other Person. To the best of the

Company's knowledge and except as otherwise noted in such Schedule 5.8, there are no infringements, threats of infringements, or asserted or unasserted claims by the Subsidiary of infringements or misappropriation of any of the Brand Intellectual Property in the United States nor are there any asserted or unasserted claims by the Subsidiary contesting or challenging the right, title or interest of any other Person in any of the Brand Intellectual Property which would have a Material Adverse Effect. There are no outstanding or, to the knowledge of the Company, threatened claims asserted against the Subsidiary alleging the infringement or misappropriation by the Subsidiary of any intellectual property of any other party. For the purposes of this Agreement the term "Brand Intellectual Property" means (a) all trademarks (whether registered or unregistered), trade names and applications therefor, brand names, logotypes and symbols which are used in the manufacture or sale of the Subsidiary's brands listed on such Schedule 5.8, all renewals, modifications or extensions thereof, together with the goodwill of the business symbolized by and associated therewith, and all copyrights (whether registered or unregistered), patents, patent applications or inventions for which patent applications have not been filed, including such of the foregoing as are listed or described in such
Schedule 5.8; and (b) all trade secrets, confidential or proprietary information and other know-how, information, documents or materials owned, developed or possessed by the Subsidiary, whether tangible or intangible in form, which are used by the Subsidiary and are unique to the manufacture or the sale of such brands, including those that are listed on Schedule 5.8 of the Company Disclosure Schedule. Except as set forth on Schedule 5.8 of the Company Disclosure Schedule, there are no royalties or other consideration required to be paid by the Subsidiary in connection with its use of the Brand Intellectual Property.

                  Section 5.9. Litigation. Except as set forth in the SEC Reports or on Schedule 5.9 of the Company Disclosure Schedule, as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Subsidiary, or any properties or rights of the Subsidiary, before any court, administrative, governmental or regulatory authority or body, domestic or foreign. As of the date hereof, neither the Subsidiary nor any of its property is expressly subject to any order, judgment, injunction or decree.

                  Section 5.10. Labor Matters. (a) Except as set forth on
Schedule 5.10 of the Company Disclosure Schedule, the Subsidiary is not a party or subject to (i) any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law), or (iii) any collective bargaining agreement or other labor union contract applicable to Persons employed by the Subsidiary, nor does the Subsidiary know of any activities or proceedings of any labor union to organize any such employees, in each of clauses (i), (ii) and (iii), which will become a liability or obligation of the Purchaser from and after the Closing.

                           (b) (i) The Subsidiary is in compliance, in all
material respects, with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") involving the Subsidiary, (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Company's knowledge, threatened involving employees of the Subsidiary, (iv) there is no representation claim or petition pending before the NLRB relating to the employees of the Subsidiary and, to the Company's knowledge, no question concerning representation exists relating to the employees of the Subsidiary, (v) there are no material charges with respect to or relating to employees of the Subsidiary pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) the Subsidiary has not received any formal notice from any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Subsidiary and no such investigation is in progress.

                  Section 5.11. Proxy Statement. The proxy statement (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Transaction (the "Company Stockholders' Meeting") will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by the Purchaser specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders' Meeting or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by the Purchaser specifically for inclusion in the Proxy Statement.

                  Section 5.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company except for the fees and expenses of Howard, Lawson & Co. which will be deemed an Excluded Liability hereunder.

                  Section 5.13. Conduct of Business. (a) The conduct of the business of the Subsidiary is in compliance, in all material respects, with all federal, state, local or foreign laws, rules, regulations or ordinances, or judgments, injunctions, writs, decrees or orders of any court or governmental entity (collectively, the "Orders"), and the Subsidiary has not received any notice of any violation, in any material respect, of any Order which remains outstanding. The Subsidiary is not subject to any Order currently in effect which could individually or in the aggregate have a Material Adverse Effect.

                           (b) The Subsidiary possesses all licenses, permits,
consents, authorizations, registrations and approvals of, with or from governmental entities which have jurisdiction over it, and occupancy, fire, business and other permits from local officials necessary for the operation of the Subsidiary's business as currently conducted ("Material Permits"), and is in compliance with the terms thereof, except where any violations, or the absence of such Material Permit, would not singly, or in the aggregate, have a Material Adverse Effect. All of the Material Permits are valid and in full force and effect.

                           (c) In connection with the operation of all employee
benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently maintained and/or sponsored by the Subsidiary, or to which the Subsidiary currently contributes, or has an obligation to contribute in the future (including, without limitation, benefit plans or arrangements that are not subject to ERISA) (the "Plans"), the Subsidiary has operated such Plans in compliance, in all material respects, with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed by in substantial accordance with the governing documents. The Subsidiary does not maintain or sponsor, nor is a contributing employer to, any defined benefit plan or multi-employer plan.

                  Section 5.14. Taxes. (a) The Subsidiary and the Company have timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to it or its operations or assets, and such Tax Returns are true, correct and complete in all material respects; (b) all Taxes (as defined below) due by Subsidiary and the Company (whether or not shown to be due on such Tax Returns), all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company or the Subsidiary or its operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Tax liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Balance Sheet is adequate in all material respects for the payment of Taxes through the date thereof, (iv) there are no liens for Taxes upon the assets of the Subsidiary or the Company, (v) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Returns of the Subsidiary or the Company, and there are no outstanding deficiencies or assessments asserted, proposed or, to the Company's knowledge, threatened against the Subsidiary or the Company, and (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Subsidiary or the Company or with respect to its operations or assets, no power of attorney granted by the Subsidiary or the Company with respect to any matter relating to Taxes is currently in force, and neither the Subsidiary nor the Company is a party to any agreement providing for the allocation, sharing or payment of Taxes.

                           (b) No property of the Subsidiary or the Company is
"tax exempt use property" within the meaning of Section 168(h) of the Code or property that the Purchaser, the Subsidiary or the Company will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

                           (c) Neither the Subsidiary nor the Company is or has
been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code, and neither the Subsidiary nor the Company is a "foreign person" within the meaning of the Code.

                           (d) No claim has ever been made by an authority in a
jurisdiction where the Subsidiary or the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction that has not been satisfactorily resolved.

                           (e) No indebtedness of the Subsidiary or the Company
is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                           (f) Neither the Subsidiary nor the Company (i) has
ever been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) (except for the affiliated group of the Company including only the Company and the Subsidiary) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return, and (ii) has liability for the taxes of any Person (other than the Company or the Subsidiary) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

                           (g) For purposes of this Section 5.14, references to
the Company or the Subsidiary shall also refer to any predecessor companies.

                           (h) For purposes of this Agreement, "Taxes" means all
taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any foreign taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

                           (i) For purposes of this Agreement, "Tax Return"
means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                  Section 5.15. Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein which is necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  Section 5.16. Capitalization. The authorized and outstanding capital stock of the Subsidiary as of the date hereof is as set forth on
Schedule 5.16 of the Company Disclosure Schedule. All of the outstanding shares of the capital stock of the Subsidiary are validly issued, fully paid and non-assessable, are owned by the Company, and on the Closing Date, will be owned by the Company. There are no liens, claims, charges or encumbrances on or with respect to any outstanding shares of capital stock of the Subsidiary. There are no outstanding (i) securities convertible into or exchangeable for the Subsidiary's capital stock; (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Subsidiary or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights.

                  Section 5.17. Environmental Laws. The Subsidiary has complied during the time the Subsidiary has operated its business and currently complies with all Environmental Laws (as defined below) and the Subsidiary has not received any communication (whether from a Governmental Entity, private party, employee or otherwise) that alleges that the Subsidiary is not in such compliance, except in each case where such noncompliance or violation would not have a Material Adverse Effect. The Subsidiary has all permits and licenses required under Environmental Laws in connection with the operations of the Subsidiary's business including any permits or licenses relating to disposals or emissions. The Subsidiary has not been named or threatened to be named a "potentially responsible party" within the meaning of CERCLA or any similar federal, state or local law. "Environmental Laws" means any applicable federal, state, local or foreign laws, statutes, rules, regulations, orders, consent decrees, judgments, permits or licenses, relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including, without limitation, such applicable laws, statutes, rules, regulations, orders, consent decrees, judgments, permits or licenses relating to (a) solid waste and/or Hazardous Materials generation, handling, transportation, use, treatment, storage or disposal, (b) air, water, and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the manufacture, generation, processing, handling, distribution, use, treatment, storage, transportation or release, emission or discharge into the environment of Hazardous Materials, (e) regulation of underground and above ground storage tanks, (f) the obtaining, sale, use, storage, disposal or testing of any human blood or blood product and
(g) the disposal of medical waste. "Hazardous Materials" means any flammable or explosive materials, petroleum (including crude oil and its fractions), radioactive materials, hazardous wastes, toxic substances or related hazardous materials, chemicals, pollutants and contaminants, including, without limitation, polychlorinated biphenyls, friable asbestos, and any substances defined as, or included in the definition of toxic or hazardous substances, wastes, or materials under any federal or applicable state, local or foreign laws, ordinances, rules or regulations including Environmental Laws.

                  Section 5.18.  Contracts.

                           5.18.1. Schedule 5.18 of the Company Disclosure
Schedule sets forth an accurate, correct and complete list of the following binding contracts, agreements, arrangements or instruments (the "Contracts") in effect on the date hereof, to which the Subsidiary is a party, by which it is bound or pursuant to which the Subsidiary is an obligor or a beneficiary:

                                   (a)   Any Contracts with affiliates, whether
                                         or not material (other than employment
                                         agreements providing for an annual
                                         salary and bonus of less than
                                         $100,000);

                                   (b)   Any Contract for capital expenditures
                                         or services by the Subsidiary which
                                         involves consideration payable by the
                                         Subsidiary in excess of $50,000 in any
                                         fiscal year;

                                   (c)   Any Contract evidencing any
                                         indebtedness for borrowed money in
                                         excess of $50,000 or obligation for the
                                         deferred purchase price of assets in
                                         excess of $50,000 (excluding normal
                                         trade payables) or guaranteeing any
                                         indebtedness, obligation or liability
                                         in excess of $50,000;

                                   (d) Any Contract wherein the Subsidiary has agreed to a non-competition provision;

                                   (e)   Any joint venture, partnership,
                                         cooperative arrangement or any other
                                         Contract involving a sharing of
                                         profits;

                                   (f)   Any Contract with any governmental
                                         entity (other than for services in the
                                         ordinary course of business);

                                   (g)   Manufacturers' representative, sales
                                         agency, dealer or advertising Contract
                                         which is not terminable on notice
                                         without cost or other liability to the
                                         Subsidiary;

                                   (h)   Settlement agreement of any material
                                         administrative or judicial proceeding
                                         within the past five years (other than
                                         those the effect of which is reflected
                                         in the financial statements included in
                                         the SEC Reports);

                                   (i) Any power of attorney, proxy or similar instrument granted by or to the Subsidiary (other than in the ordinary course of business consistent with past practice); and

                                   (j)   Any other material Contract related to
                                         the business of the Subsidiary, as
                                         currently conducted or any other
                                         Contract not in the ordinary course of
                                         business of the Subsidiary consistent
                                         with past practice.

                  Accurate, correct and complete copies of each such Contract have been made available by the Company to the Purchaser.

                           5.18.2. Each Contract listed or referred to on
Schedule 5.18 of the Company Disclosure Schedule is in full force and effect, except where the failure to be in full force and effect will not have a Material Adverse Effect. The Company and the Subsidiary has complied with all commitments and obligations on its part to be performed or observed under each such

Contract, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, each party to each such Contract other than the Company or the Subsidiary has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Subsidiary has not received any notice of a default by it under any such Contract and no event or condition has happened or presently exists which constitutes a default by it or, after notice or lapse of time or both, would constitute a default by it under any such Contract, except for such notices and defaults which are not reasonably likely, individually or in the aggregate to have a Material Adverse Effect.

                  Section 5.19. Major Customers/Suppliers. Schedule 5.19 of the Company Disclosure Schedule lists the names of the ten largest customers (by revenues generated) and suppliers (by expenditure) for the Subsidiary and the amount of revenues generated by each of them and expenditures incurred to them, as appropriate, during the twelve months ended December 31, 1997. To the best knowledge of the Company, except as set forth in Schedule 5.19 of the Company Disclosure Schedule, there have been no material adverse changes in the relationships between the Subsidiary and the customers or suppliers listed on
Schedule 5.19 of the Company Disclosure Schedule, from December 31, 1997 until the date hereof.

                  Section 5.20. Accounts Payable. All accounts payable and accrued expenses reflected in the financial statements included in the SEC Reports arose from bona fide transactions in the ordinary course of the Subsidiary's business.

                  Section 5.21. Accounts Receivable. All accounts receivable reflected in the financial statements included in the SEC Reports arose from bona fide transactions in the ordinary course of the Subsidiary's business. Neither the Company nor the Subsidiary has received written notice of any claim of recourse, defense, deduction, counterclaim or offset on part of the obligor with respect to such accounts receivable.

                  Section 5.22. Bulk Sales. The bulk sales laws of the Commonwealth of Pennsylvania are not applicable to the transactions contemplated hereby.

                  Section 5.23. Insurance Policies. The Subsidiary maintains insurance covering all risks customarily insured against and in amounts reasonable and customary in light of the Subsidiaries' assets, properties, business, operations, products and services as the same are presently owned or conducted. Each current policy is in full force and effect and all premiums are currently paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies have been sufficient for compliance with all material requirements of law. Except as set forth on
Schedule 5.23 of the Company Disclosure Schedule, there are no material claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance. The Subsidiary has not been refused any insurance with respect to its assets and operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

                  Section 5.24. Inventory. All inventory of the Subsidiary, whether existing now or at the Closing, consists or will consist of a quality and quantity usable in the ordinary course of business, except for items of obsolete materials, prior season, slow moving, irregular or defective stock and materials of below-standard quality, all of which have been written off or down to fair market value as reflected in the financial statements included in the SEC Reports. The inventory reflected in the financial statements included in the SEC Reports were on the date thereof properly recorded thereon and reflected at such date proper reserves as determined in accordance with generally accepted accounting principles, consistently applied, and stated, on an aggregate basis, at the lower of cost (based on the first-in, first-out method) or market value.

                  Section 5.25. Promotional Programs. Since January 1, 1997, the promotional programs of the Subsidiary have been and are being conducted in the ordinary course of business consistent with past practice. Schedule 5.25 of the Company Disclosure Schedule describes all material binding obligations, commitments, agreements and understandings with any Person having relations with the Subsidiary relating to or involving advertising and promotional programs or plans whether directed to customers, trade parties or others.

                  Section 5.26. Warranty Claims. The schedule of warranty expenses of the Subsidiary for the two fiscal years ended December 31, 1997 as described on Schedule 5.26 of the Company Disclosure Schedule is true, complete and correct.

                                   ARTICLE VI
                   CONDUCT OF BUSINESS PENDING THE TRANSACTION

                  Section 6.1. Acquisition Proposals. The Company will notify the Purchaser promptly if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or the Subsidiary.

                  Section 6.2. Conduct of Business Pending the Sale. Each of the Company and the Subsidiary covenants and agrees that, between the date of this Agreement and the Closing, unless the Purchaser shall otherwise consent in writing, the businesses of the Subsidiary shall be conducted only in, and the Company and the Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor the Subsidiary shall, between the date of this Agreement and the Closing, directly or indirectly do any of the following without the prior written consent of the Purchaser:

                           (a) (i) amend or propose to amend the Certificate of
Incorporation or By-Laws of the Company or the Subsidiary; (ii) split, combine or reclassify any outstanding shares of Company Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the shares of Company Common Stock or shares of capital stock of the Subsidiary; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing Employee Plans; or
(iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.2(a);

                           (b) (i) acquire (by merger, consolidation, or
acquisition of stock or assets) any significant corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of the Company or its Subsidiary; (iii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business;
(iv) authorize any capital expenditure which individually is in excess of $25,000 or in the aggregate in excess of $100,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.2(b);

                           (c) take any action except in the ordinary course of
business and in a manner consistent with past practice with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); or

                           (d) take any action described in Sections 5.6.4,
5.6.5, 5.6.9, 5.6.10, 5.6.12, 5.6.13 and 5.6.14.

                  Section 6.3. No Shopping. The Company and its Subsidiary will not, directly or indirectly, through any officer, director, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of all or a portion of the assets of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or the Subsidiary or any business combination with the Company or the Subsidiary, or participate in any negotiations regarding, or furnish to any other Person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Notwithstanding the foregoing, the parties hereby agree that the Board of Directors of the Company may review and act upon (which actions may include, without limitation providing confidential information, negotiating a transaction and entering into an agreement for a transaction) an unsolicited proposal by any other Person relating to any of the transactions referred to in the preceding sentence, if the Company's Board of Directors upon the advice of counsel determines that failing to review and act would constitute a breach of fiduciary duty. The Company shall use its best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to the Company and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties. In accordance with
Section 6.1 hereof, the Company shall promptly notify the Purchaser if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

                  Section 6.4. Best Efforts. Each of the Company, the Subsidiary and the Purchaser shall use all reasonable efforts to cause the conditions set forth in Article VIII hereof to be satisfied, and shall cooperate with the other parties hereto in obtaining third party consents required hereunder (including, without limitation, providing to the third parties such information as they may reasonably request).

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  Section 7.1. Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Company's Board of Directors in favor of the Transaction; provided, however, that no director of the Company shall be required to take or support any action that would violate its fiduciary duty to stockholders. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel.

                  Section 7.2. Meeting of Stockholders of the Company. Following the date hereof, the Company shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene the Company Stockholders' Meeting. The stockholder vote or consent required for approval of the Transaction will be no greater than that set forth in Delaware Law. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Transaction and shall take all other action reasonably necessary to secure any vote or consent of stockholders required by Delaware Law to effect the Transaction. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Transaction all shares of Company Common Stock directly or indirectly beneficially owned by it. Notwithstanding anything to the foregoing, no director of either the Company or the Subsidiary shall be required to take or support any action that would violate its fiduciary duty to stockholders.

                  Section 7.3. Additional Agreements. The Company and the Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

                  Section 7.4. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event whose occurrence, or non-occurrence, would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (B) any condition set forth in Article VIII to be unsatisfied in any material respect at any time from the date hereof to the date of the Closing, and (ii) any material failure of the Company or the Subsidiary on the one hand, or the Purchaser on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 7.5. Access to Information. (a) From the date hereof to the Closing, the Company shall, and shall cause its Subsidiary, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Purchaser reasonable access, at reasonable times and on reasonable notice, to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request, except that, with respect to the workpapers of its independent accountants, the Company and the Subsidiary shall only be required to provide access thereto, it being understood that they may not be copied or reproduced in any manner without the express written consent of such independent accountants.

                           (b) Any information obtained after the date hereof
pursuant to Section 7.5 shall be subject to the Confidentiality Agreement dated May 12, 1998 by and between Purchaser and the Company (the "Confidentiality Agreement") which agreement is hereby confirmed in all respects and shall survive, in accordance with its terms, any termination of this Agreement.

                  Section 7.6. Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Transaction and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law or the rules and regulations of any stock exchange or trading medium on or through which the shares of Company Common Stock are then traded.

                  Section 7.7.  INTENTIONALLY OMITTED.

                  Section 7.8. Obligations Relating to Subsidiary Employees. The Purchasers shall have no obligations to hire or continue the employment of any of the Subsidiary's employees. The Subsidiary shall be solely responsible for the satisfaction of all claims for benefits brought by or in respect of any individual who was an employee of the Subsidiary at any time prior to the Closing under any Plan or any government mandated benefits (worker's compensation and unemployment compensation) or otherwise, which claims are based on occurrences prior to the Closing, or as a result of the Closing, regardless of when notices of such claims were filed. The Subsidiary shall retain responsibility for all compensation payable, including with respect to the benefits or other liabilities payable with respect to all Plans, relating to employees of the Subsidiary who retired or terminated employment prior to the Closing.

                  Section 7.9. Further Assurances. (a) Subject to the terms and conditions hereof, the Subsidiary and the Company each agrees that after the Closing Date it will execute and deliver such documents to the Purchasers as the Purchasers may reasonably request in order to more effectively vest in the Purchasers good title to the Purchased Assets and to consummate the transactions contemplated hereby in the manner contemplated hereby.

                  (b) On and after the Closing Date, the Purchasers shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable in respect of the Purchased Assets, no matter how or when earned. If the Company or the Subsidiary shall receive any such monies, it shall hold all such monies in trust for the sole benefit of the Purchasers. No later than the 15th day of the month after the month in which receipt thereof occurred, the Company and the Subsidiary shall cause the transfer and delivery to the Purchasers of any monies or other property which the Company or Subsidiary may receive after the Closing Date in payment of monies payable in respect of the Purchased Assets or the business of the Subsidiary. The Subsidiary authorizes the Purchasers to endorse in the Subsidiary's name all notes, checks, drafts, money orders or other instruments of payment in respect of the foregoing which may come into the possession of the Purchasers, and the Subsidiary hereby ratifies all that the Purchasers shall lawfully do or cause to be done by virtue hereof. This right shall become irrevocable upon Closing.

                  Section 7.10. Post-Closing Access. The Purchaser hereby agrees to maintain all Books and Records and Regulatory Filings forming a part of the Purchased Assets for a period of at least six years from the Closing Date and, during such time, to provide the Company and the Subsidiary with full and complete access to all such Books and Records and Regulatory Filings for any lawful purpose, including to defend or prosecute any legal actions or government proceedings (including tax audits) brought by or against the Company or any Subsidiary. The Company and the Subsidiary agree to provide commercially reasonable notice when making requests, and agree not to materially interfere with the operations of the Purchaser in exercising its rights, under this
Section 7.10. The Purchaser agrees to cause any subsequent transferee of any of the Purchased Assets to be bound by the terms and provisions of this section to the extent it has possession of any Books and Records or Regulatory Filings. Notwithstanding anything to the contrary, the Purchaser agrees that the Company and the Subsidiary will retain a copy of the Books and Records and Regulatory Filings forming a part of the Purchased Assets.

                  Section 7.11. Liability Insuarnace. The Company and the Subsidiary agree to maintain the Purchaser as an additional insured of the Company's and the Subsidiary's product liability insurance policies in effect on the Closing (as to which the Purchaser shall be named as an additional insured in accordance with and pursuant to Section 8.3.3 below) for such time as such policies shall be maintained for the Company and the Subsidiary's benefit.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO THE CLOSING; CLOSING

                  Section 8.1. Conditions to Obligation of Each Party to Effect the Transaction. The respective obligations of each party to effect the Transaction shall be subject to the following conditions:

                           8.1.1. Stockholder Approval. This Agreement shall
have been approved and adopted by the requisite vote of the stockholders of the Company and the Subsidiary; and

                           8.1.2. No Challenge. There shall not be pending any
action, proceeding or investigation before any court or administrative agency by any governmental agency challenging, or seeking material damages in connection with the Transaction or this Agreement, which (i) if adversely determined, would have a Material Adverse Effect on the Purchaser, the Company or the Subsidiary, or (ii) prohibits or makes illegal the Transaction.

                           8.1.3. No Statutes. There shall not be any statute,
rule, regulation, judgment, order or injunction enacted, enforced, promulgated, issued or deemed expressly applicable to the Transaction or this Agreement which would have a Material Adverse Effect on the Purchaser, the Company or the Subsidiary.

                           8.1.4. Contractual Consents. The parties shall have
obtained all of the consents and approvals to the transfer of the Contracts listed on Schedule 8.1.4.

                  Section 8.2. Additional Conditions to Obligations of the Company and the Subsidiary. The obligation of the Company and the Subsidiary to effect the Transaction is also subject to the satisfaction or the waiver by the Company and the Subsidiary of the following conditions on the Closing Date:

                           8.2.1. (i) the representations and warranties of the
Purchaser set forth in this Agreement and the Collateral Documents shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except for such misstatements or omissions which, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser, (ii) the Purchaser shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing, (iii) the Purchaser shall have delivered to the Company and the Subsidiary a certificate to such effect dated the Closing Date signed on behalf of the Purchaser by its Chairman or President, which certificate shall be in form and substance reasonably satisfactory to the Company and the Subsidiary, and (iv) Swidler Berlin Shereff Friedman, LLP shall have delivered its opinion in form and substance reasonably satisfactory to the Company and the Subsidiary confirming the accuracy of the matters set forth in Sections 4.1 (first sentence only), 4.2 and 4.3(a)(i) and (ii) of this Agreement (it being understood that no opinion shall be required with respect to regulations administered by any state or federal food and drug administrative agency); and

                           8.2.2. the Company and the Subsidiary shall have been
provided with the originally-executed documents, agreements and instruments required to be delivered by the Seller pursuant to this Agreement and pursuant to each of the Collateral Documents, including, but not limited to, a Secretary's and incumbency certificate, a bill of sale for the tangible portion of the Purchased Assets, an assignment and assumption agreement, an omnibus intellectual property assignment, a patent assignment and the Escrow Agreement.

                  Section 8.3. Additional Conditions to Obligations of the Purchaser. The obligation of the Purchaser to effect the Transaction is also subject to the satisfaction or the waiver by the Purchaser of the following conditions on the Closing Date:

                           8.3.1. (i) the representations and warranties of the
Company and the Subsidiary set forth in this Agreement and the Collateral Documents shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except for such misstatements or omissions which, individually or in the aggregate, would not have a Material Adverse Effect on the Subsidiary, (ii) the Company and the Subsidiary shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing, (iii) the Company and the Subsidiary shall have delivered to the Company and the Subsidiary a certificate to such effect dated the Closing Date signed on behalf of each of the Company and the Subsidiary by its President, which certificate shall be in form and substance reasonably satisfactory to the Purchaser and (iv) Pepper Hamilton LLP shall have delivered its opinion in form and substance reasonably satisfactory to the Purchaser confirming the accuracy of the matters set forth in Sections

5.1 (first sentence only), 5.3, 5.4(a)(i) and (ii) and 5.4(b) of this Agreement (it being understood that no opinion shall be required with respect to regulations administered by any state or federal food and drug administrative agency);

                           8.3.2. the Purchaser shall have been provided with
the originally-executed documents, agreements and instruments required to be delivered by the Company and the Subsidiary pursuant to this Agreement and pursuant to each of the Collateral Documents, including, but not limited to, a Secretary's and incumbency certificate, a bill of sale for the tangible portion of the Purchased Assets, an assignment and assumption agreement, an omnibus intellectual property assignment, a patent assignment, the Escrow Agreement and a FIRPTA affidavit of the Subsidiary stating that the Subsidiary is not a foreign person;

                           8.3.3. The Purchaser shall have been named as an
additional insured on the Company's and the Subsidiary's product liability insurance policies in effect on the Closing Date; and

                           8.3.4. the Purchaser shall have received a wire
transfer of the cash and cash equivalents of the Subsidiary on hand as of the Closing Date, less the Excluded Cash.

                  Section 8.4. Closing. The closing of the Transaction (the "Closing") shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103-2799 (i) at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in this Agreement shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and the Purchaser may agree (the "Closing Date").

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

                  Section 9.1. Termination. This Agreement may be terminated at any time before the Closing:

                           9.1.1. By mutual consent of the respective Boards of
Directors of the Purchaser and the Company; or

                           9.1.2. By either the Purchaser or the Company if the
Transaction shall not have been consummated by December 31, 1998, provided, however, that the right to terminate this Agreement under this Section 9.1.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transaction to occur on or before such date; or

                           9.1.3. By either the Purchaser or the Company if a
court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                           9.1.4. By the Purchaser if the Board of Directors of
the Company (i) withdraws, modifies or changes its recommendation to its stockholders of the approval and adoption of this Agreement in a manner adverse to the Purchaser, (ii) recommends to the holders of shares of Company Common Stock any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or its Subsidiary, other than the transactions contemplated by this Agreement, or (iii) resolves to do any of the foregoing; or

                           9.1.5. By the Company if prior to the Closing, a
Person or group shall have made a bona fide offer that the Board of Directors of the Company determines in its good faith judgment, upon the advice of counsel, that it is necessary for it to accept such bona fide offer in the exercise of its fiduciary duties because it is more favorable to the Company's stockholders than the Transaction;

                           9.1.6. By either the Purchaser or the Company if the
other party (i) has breached its representations or warranties contained herein or (ii) has failed to perform any of its covenants and agreements contained herein, in each case, in any material respect, and such breach or failure continues for a period of ten days after the receipt of notice of the breach from the non-breaching party; or

                           9.1.7. By the Company if the Closing shall not have
occurred by November 30, 1998 and, prior to such date, either (i) the termination date of the Financing Commitment shall not have been extended to December 31, 1998 or (ii) a substitute financing commitment satisfactory to the Company shall not have been obtained by the Purchaser.

                  Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the Purchaser, the Company or the Subsidiary, except nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Purchaser pursuant to
Section 9.1.4 or by the Company pursuant to Section 9.1.5 hereof, then, within five (5) Business Days after such termination, the Company shall pay the Purchaser the sum of $150,000 in immediately available funds, and, upon receipt of a reasonably detailed invoice therefor, reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in connection with this Transaction.

                   Section 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by the Purchaser and by action taken by or on behalf of the Company's Board of Directors at any time before the Closing; provided, however, that, after approval of the Transaction by the Stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Transaction. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 9.4. Waiver. At any time before the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other parties with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  Section 10.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Closing or the termination of this Agreement pursuant to
Section 9.1, as the case may be, except that the agreements set forth in Articles II and III, and in Sections 7.8 through 7.11 (inclusive) shall survive the Closing indefinitely.

                  Section 10.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally, mailed by overnight U.S. Express Mail (postage prepaid, return receipt requested) or delivered by a nationally-recognized courier service guaranteeing next Business Day delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                           10.2.1. if to the Purchaser:

                                    Numark Laboratories, Inc.
                                    75 Mayfield Avenue
                                    Edison, New Jersey 08818
                                    Attention: Patrick M. Lonergan, President
                                    Fax: (732) 225-0066

                           with a copy to:

                                    Swidler Berlin Shereff Friedman, LLP
                                    919 Third Avenue
                                    New York, NY  10022-9998
                                    Attention:  Scott Zimmerman, Esq.
                                    Fax:  (212) 758-9526


                           10.2.2. if to the Company or the Subsidiary:

                                    Menley & James, Inc.
                                    Commonwealth Corporate Center, Suite 210
                                    100 Tournament Drive
                                    Horsham, PA  19044
                                    Attention:  Lawrence D. White, President
                                    Fax: (215) 441-6579

                           with a copy to:

                                    Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    Philadelphia, PA  19103-2799
                                    Attention: James D. Epstein, Esq.
                                    Fax:  (215) 981-4750

                  Section 10.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. All transfer and sales taxes shall be the responsibility of the Purchaser

                  Section 10.4. Certain Definitions. For purposes of this Agreement, the term:

                           10.4.1. "affiliate" of a Person means a Person that
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                           10.4.2. "Business Day" shall mean any day which is
not a Saturday, Sunday or other day during which banks in the State of New York are authorized to close.

                           10.4.3. "control" (including the terms "controlled
by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                           10.4.4. "Person" means an individual, corporation,
partnership, association, trust or any unincorporated organization; and

                           10.4.5. "Knowledge" means, with respect to the
Company and its Subsidiary, the actual knowledge of the officers (as such term is defined in Rule 16b-1(f) promulgated under the Exchange Act) of the Company and the Subsidiary.

                           Section 10.5. Headings. The headings contained in
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  Section 10.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder.

                  Section 10.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of their rights hereunder to any affiliate of the Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  Section 10.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.

                  Section 10.10. Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Purchaser, the Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             MENLEY & JAMES, INC.

                             By:    /s/  Lawrence D. White
                             ---------------------------------------------
                             Name:  Lawrence D. White
                             Title: President and Chief Financial Officer


                             MENLEY & JAMES LABORATORIES, INC.

                             By:    /s/  Lawrence D. White
                             ---------------------------------------------
                             Name:  Lawrence D. White
                             Title: President and Chief Financial Officer


                             NUMARK LABORATORIES, INC.

                             By:    /s/ Benjamin M. Deavenport
                             ---------------------------------------------
                             Name:  Benjamin M. Deavenport
                             Title: Vice President